                                                                    Exhibit 99.1

        TheStreet.com Reports Quarterly Subscription Revenue Increase of
         42% Year-over-Year; Independent Research Group LLC Approved as
                            Registered Broker-Dealer


NEW YORK, April 24, 2003 --TheStreet.com, Inc. (Nasdaq: TSCM), a leading multimedia provider of financial commentary, analysis, research and news, today announced its financial results for the first quarter 2003 which included subscription revenue of $4.3 million, a 42 percent year-over-year increase. Independent Research Group LLC ("IRG"), a wholly owned subsidiary of TheStreet.com, was approved by the SEC and admitted for membership in the NASD on Tuesday as a registered broker-dealer.

Net revenue was $5.7 million in the first quarter 2003, a 39 percent increase over the first quarter 2002. Net loss under generally accepted accounting principles was ($2.1) million or ($0.09) per share for the quarter, an improvement of 44 percent over the same period last year of ($3.7) million or ($0.16). Total cash burn in the first quarter 2003 was $1.1 million. This was an improvement of 58 percent over the first quarter 2002 cash burn of $2.6 million.

Subscription bookings for the first quarter 2003 totaled $5.5 million, a sequential increase of 30 percent over the fourth quarter 2002, and a 10 percent year-over-year increase. Deferred revenue reached $6.7 million, a 28 percent increase over the same period of last year. Both subscription bookings and deferred revenue marked the highest levels in the Company's history.

"Our solid first quarter 2003 earnings are in line with our plans," said Thomas
J. Clarke Jr., chairman and chief executive officer of TheStreet.com. "Therefore, our goal of achieving profitability by the end of 2003 remains unchanged."

Becoming a registered broker-dealer paves the way for new revenue opportunities for both IRG as a supplier of independent and insightful research to the institutional community and TheStreet.com. In addition to its own proprietary research products, IRG can now provide the two additional institutional products produced by TheStreet.com to its clients, giving them a new commission-payment option, in addition to the direct cash payments and soft-dollar arrangements previously in place.

"Consistent with our long-term strategy of offering more products and services to the professional market, I am very pleased that IRG has been approved as a registered broker-dealer," said Clarke. "Hedge funds and buy-side institutions have traditionally paid for products through broker commissions generated in their daily trading. Now that broker-dealer approval has been received, IRG can now be compensated by its clients in a manner consistent with their normal operational procedures."

Subscription

Subscription revenue for the first quarter 2003 was $4.3 million, an increase of 42 percent over the same period last year and up slightly from the fourth quarter 2002.

Advertising

Advertising revenue was $1.2 million for the first quarter 2003, an increase of 69 percent over the same period last year and a decrease of 12 percent from the fourth quarter 2002.

Expenses

Total expenses for the first quarter totaled $7.8 million, a 4 percent improvement over the same period last year and an 8 percent increase from the fourth quarter 2002.

Cash burn for the quarter was $1.1 million, a 58 percent improvement over the same period last year of $2.6 million. Cash, restricted cash and short-term investments as of March 31, 2003, decreased 4 percent from the previous quarter and stands at approximately $28 million. The quarter-over-quarter increase in cash burn and expenses is a result of costs incurred in the formation of IRG. Excluding IRG's planned first quarter expenditures, the cash burn would have been $0.7 million, a 13 percent improvement over the fourth quarter total burn of $0.8 million.

"Although our net loss increased sequentially, it is in line with our first quarter expectations," noted Clarke. "This was primarily due to our previously announced investment in IRG and the associated build up of its institutional sales force, which accounted for approximately two thirds of the increase. The expected seasonal dip in advertising accounted for most of the remainder."

"As always, we remain focused on costs and flexible on strategy in order to navigate the financial environment as we move towards profitability by the end of the year," said Clarke.

First quarter 2003 Business Highlights

Some of the Company's accomplishments during the quarter include:

-- "RealMoney Pro" was re-launched as "Street Insight," a subscription web site for investment professionals seeking macro and micro information on the flow of funds that move markets.

-- The launch of two new subscription products including:

      --"The Short Report" provides information on how to short stocks and advice from experts on how to identify shorting opportunities.

      -- "The Save Safe Plan" offers advice on establishing and maintaining a well-balanced long-term portfolio to help investors create a secure financial plan.

-- IRG hired four research analysts to cover small to mid cap stocks in the communications, technology, consumer and retail and biotech sectors. A financial services analyst and a media analyst are set to be in place by mid-year.

TheStreet.com will conduct a conference call today, April 24, 2003, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.vcall.com/EventPage.asp?ID=83774

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia provider of independent research, financial commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, "RealMoney.com," is accompanied by the professionally oriented subscription sites, "Street Insight," "RealMoney Pro Advisor," and the free, flagship site, "TheStreet.com." The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.

                               THESTREET.COM, INC.
                                 BALANCE SHEETS
                                ($ in thousands)


                                March 31, 2003   December 31, 2002
                                --------------   -----------------
       ASSETS

Current Assets:
Cash, restricted cash and
 short-term investments             $25,670          $26,749
Accounts receivable - net             1,599            1,677
Other receivables                       486              197
Prepaid expenses and other
 current assets                         823            1,020
                                    -------          -------
 Total current assets                28,578           29,643

Property and equipment - net          3,140            3,643
Other assets                            457              698
Goodwill and intangibles - net        2,979            3,144
Restricted cash                       2,300            2,300
                                    -------          -------
 Total assets                       $37,454          $39,428
                                    =======          =======

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued
 expenses                           $ 2,880          $ 4,393
Deferred revenue                      6,745            5,513
Note payable                             84               84
Other current liabilities                19               18
                                    -------          -------
 Total current liabilities            9,728           10,008
Note payable                            291              311
                                    -------          -------
 Total liabilities                   10,019           10,319
                                    -------          -------
Stockholders' Equity:
Stockholders' equity                 27,435           29,109
                                    -------          -------
 Total liabilities and
  stockholders' equity              $37,454          $39,428
                                    =======          =======

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and
 short-term investments             $25,670          $26,749
Restricted cash                       2,300            2,300
                                    -------          -------
Total cash, current and noncurrent
 restricted cash and short-term
 investments                        $27,970          $29,049
                                    =======          =======


                      THESTREET.COM, INC.
                   STATEMENTS OF OPERATIONS
             ($ in thousands, except per share data)



                                     For the Three Months Ended
                                             March 31,
                                     --------------------------
                                        2003           2002
                                        ----           ----
Net revenues:
Subscription revenues                 $ 4,273        $ 3,001
Advertising and e-commerce revenues     1,201            710
Other revenues                            182            362
                                       ------         ------
 Total net revenues                     5,656          4,073

Operating expenses:
Cost of services                        3,412          3,350
Sales and marketing expenses            1,658          1,457
General and administrative expenses     1,755          1,979
Depreciation and amortization             766          1,189
Noncash compensation expense              239            243
Restructuring income                        -            (31)
                                       ------         -------
 Total operating expenses               7,830          8,187
                                       ------         -------
Interest income, net                      118            220
                                       ------         -------
 Net loss from continuing
  operations                           (2,056)        (3,894)
Gain on disposal of discontinued
 operations                                 -            193
                                       ------         -------
 Net loss                             $(2,056)       $(3,701)
                                       =======        =======

Net (loss) gain per share - basic
 and diluted:
  Continuing operations               $ (0.09)       $ (0.17)
  Discontinued operations                   -           0.01
                                       -------        -------
Net loss                              $ (0.09)       $ (0.16)
                                       =======        =======

Weighted average basic and
 diluted shares outstanding            23,652         23,527
                                       ======         ======




Contact:
TheStreet.com, Inc., New York
Wendy Tullo
212/321-5493
wendy.tullo@thestreet.com

                                       ###